UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2011

PETROLEUM DEVELOPMENT CORPORATION

(Doing Business as PDC Energy)

(Exact name of registrant as specified in its charter)

NEVADA	0-7246	95-2636730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1775 Sherman Street, Suite 3000

Denver, Colorado 80203

Registrant’s telephone number, including area code: (303) 860-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 20, 2011, Petroleum Development Corporation (dba PDC Energy) (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with COG Operating LLC, a Delaware limited liability company (“COG”), pursuant to which COG has agreed to purchase from the Company its core Permian Basin oil and gas properties, leasehold mineral interests and related assets (the “Purchased Assets”) for aggregate cash consideration of approximately $173.9 million (the “Purchase Price”), subject to customary adjustments to the Purchase Price, including adjustments based on title and environmental diligence to be conducted by COG (the “Transaction”). The Purchased Assets are located in Andrews, Martin, Ector and Midland Counties, Texas and consist of all of the Company’s oil and gas properties in the Permian Basin.

The Purchase Agreement includes customary representations, warranties, covenants and indemnities by the Company and COG. Each party’s obligation to consummate the Transaction is conditioned upon, among other things, (i) the accuracy of the parties’ representations and warranties as of the closing, (ii) the parties’ performance, in all material respects, of all covenants, and (iii) the absence of any legal order prohibiting the consummation of the Transaction. Subject to the satisfaction of the closing conditions, the Transaction is scheduled to occur on February 29, 2012 (the “Closing Date”). The effective date of the closing will be November 1, 2011 and all proceeds and certain customary operational costs and expenses attributable to the Purchased Assets will be apportioned between the Company and COG according to such date.

The Purchase Agreement contains certain termination rights for both the Company and COG, including (i) if any of the conditions to closing are not satisfied or capable of being satisfied by the Closing Date through no fault of the terminating party, (ii) if closing does not occur by March 31, 2012 through no fault of the terminating party, or (iii) if adjustments to the Purchase Price resulting from title and environmental defects, casualty losses or the failure of the Company to obtain certain material consents exceed 20% of the Purchase Price.

There can be no assurance that the conditions to closing the Transaction will be satisfied. If closing of the Transaction does not occur because COG wrongfully fails to tender performance at closing or otherwise materially breaches the Purchase Agreement prior to closing and all of the conditions to COG’s obligations to close have been satisfied or waived, then the Company will be entitled to receive payment of an amount equal to 10% of the Purchase Price (the “Deposit”), such amount having been previously paid into an escrow account by COG upon the parties entering the Purchase Agreement. If closing of the Transaction does not occur because the Company wrongfully fails to tender performance at closing or otherwise materially breaches the Purchase Agreement prior to closing and all of the conditions to the Company’s obligations to close have been satisfied or waived, then COG will be entitled to consummate the Transaction through specific performance or terminate the Purchase Agreement and receive return of the Deposit. If a termination of the Purchase Agreement occurs for any other reason, then COG is entitled to receive return of the Deposit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2011

PETROLEUM DEVELOPMENT CORPORATION

By:	/s/ Daniel W. Amidon
Daniel W. Amidon
General Counsel and Secretary